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                                                                Exhibit 3.1(n)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                       AMENDED CERTIFICATE OF DESIGNATION

                               FOR SERIES A 8.25%
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                               MENTUS MEDIA CORP.

                         PURSUANT TO SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                            -----------------------

            MENTUS MEDIA CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            FIRST: That the board of directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Amended Certificate of Designation for the Series A 8.25% Convertible Preferred Stock, par value $1.00 per share of the Corporation, of the Corporation, declaring such amendment to be advisable and authorizing the solicitation of written consents of the stockholders of the Corporation with respect thereto. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Amended Certificate of Designation for the Corporation's Series A 8.25% Convertible Preferred Stock, par value $1.00 per share, be amended as follows:

            1. The last two sentences of paragraph 2, Rank, are amended to read in their entirety as follows:

            "The term 'Senior Stock' shall in any event include (without limitation) the Series B Preferred Stock and the Series C Preferred Stock. The term `Series B Preferred Stock' means the Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share, of the Corporation, and shall also include any capital stock into which shares of the Series B Preferred Stock may be changed, and the term 'Series C Preferred Stock' means the Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share, of the Corporation, and shall also include any capital stock into which shares of the Series C Preferred Stock may be changed."

            2. Paragraph 3(c) is amended by inserting, "the Series C Preferred Stock" immediately following the term "Series B Preferred Stock" appearing therein.

            3. Paragraph 4 is amended as follows:

            (i) By adding at the end of the fifth sentence thereof the words "unless the holders of the Series B Preferred Stock or the Series C Preferred Stock elect to treat such event as such
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            a liquidation, dissolution or winding up in accordance with the terms thereof."

            (ii) By adding the following new sentence at the end thereof: "For purposes of the foregoing, the phrase 'after liquidation of all Senior Stock' in the first sentence of this Paragraph 4 shall mean, in the case of the Series B Preferred Stock or the Series C Preferred Stock, the payment to the holders thereof of the full amounts provided for in Section 5(a) of the resolution of the Board of Directors of the Corporation creating such series (or any successor provisions of the Corporation's Certificate of Incorporation), as the same has been or from time to time may be amended."

            4. The last sentence of clause (v) of paragraph 6(f) is amended to read in its entirety as follows:

            "For the sake of clarity and without implying that any such adjustment otherwise would be required by this paragraph 6, no adjustment shall be made by reason of issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock or any adjustment to the conversion price or conversion rate thereof."

            5. The following is inserted as the second sentence of Paragraph
8(a):

            "Any provision of this resolution which, for the benefit of the holders of Series A Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, either in writing or by vote at a meeting called for such purpose at which the holders of Series A Preferred Stock shall vote as a separate class, unless such waiver, by its terms, has an adverse effect upon the shares of Series A Preferred Stock of any holder that does not affect all shares of Series A Preferred Stock on an equal per share basis, in which case such waiver shall require the prior approval of such holder."

6. The first sentence of paragraph 8(b) is amended by (i) inserting "or the Series C Preferred Stock" immediately following the term "Series B Preferred Stock" appearing therein and (ii) deleting from clause (A) thereof the phrase "authorize or issue" and deleting the comma appearing after the word "create" appearing in such clause.

            7. Paragraph 8(c) is amended by inserting "or the Series C Preferred Stock" immediately following the term "Series B Preferred Stock" appearing therein.

      SECOND: That the appropriate stockholders of the Corporation approved such amendment by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officers this ___ day of August, 1997.
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                                          By:
                                          Name:
                                          Title:


                                          By:
                                          Name:
                                          Title: